Exhibit 5.1 Goodwin Procter LLP Counselors at Law The New York Times Buidlling 620 Eighth Avenue New York, NY 10018-1405 T: 212.813.8800 F: 212.355.3333 Goodwinprocter.com
February 11, 2010

Puda Coal, Inc.
426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China 030006

Re:           Securities Being Registered Under Registration Statements on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of Registration Statements on Form S-3 (as amended or supplemented, the “Registration Statements”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Puda Coal, Inc., a Delaware corporation (the “Company”) of an indeterminate number of shares of (i) Common Stock, $0.001 par value per share (the “Common Stock”), (ii) Preferred Stock, $0.01 par value per share (the “Preferred Stock”), (iii) warrants to purchase Common Stock, Preferred Stock (the “Warrants”), or (iv) any combination of the foregoing, having a maximum aggregate public offering price of $15,600,000.  The Registration Statements provide that the Common Stock, Preferred Stock, Warrants or a combination of the foregoing may be sold from time to time in one or more offerings up to a total public offering price of $15,600,000 on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statements.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions expressed below are limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

February 11, 2010

For purposes of the opinions expressed in paragraphs (1) through (4) below, without limiting any other exceptions or qualifications set forth herein, we have made the following assumptions:

•	the Company continues to be validly existing as a corporation;

•
all required authorizations and approvals have been received from, and all notices given to and documents filed with, governmental authorities and regulatory bodies to the extent required by applicable law;

•
after the issuance of the Common Stock offered pursuant to the Registration Statements, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Certificate of Incorporation, as amended and then in effect, and that par value of $0.001 per share has been paid for the Common Stock so issued.

•
after the issuance of the Preferred Stock offered pursuant to the Registration Statements, the total number of issued shares of Preferred Stock, together with the total number of shares of Preferred Stock reserved for issuance upon the exercise, exchange or conversion of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Preferred Stock under the Company’s Certificate of Incorporation, as amended and then in effect, that the Company will not create a series of Preferred Stock that is assessable, and that par value of $0.01 per share has been paid for the Preferred Stock so issued.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(1)
when (i) specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Common Stock Authorizing Resolution”) and (ii) shares of Common Stock have been issued as contemplated in the Common Stock Authorizing Resolution against receipt by the Company of the consideration therefor provided in the Common Stock Authorizing Resolution, such shares of Common Stock will be validly issued, fully paid and non-assessable;

(2)
when (i) specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Preferred Stock Authorizing Resolution”), (ii) the terms of such Preferred Stock shall have been established in conformity with the Company’s Certificate of Incorporation and applicable law, (iii) the certificate of designations to the Company’s Certificate of Incorporation setting forth the terms of such Preferred Stock shall have been duly executed and filed with governmental authorities in accordance with the Company’s Certificate of Incorporation and applicable law and (iv) shares of Preferred Stock have been issued as contemplated in the Preferred Stock Authorizing Resolution against receipt by the Company of the consideration therefor provided for in the Preferred Stock Authorizing Resolution, then (A) the Preferred Stock will be validly issued, fully paid and non-assessable and (B) if the Preferred Stock is convertible into Common Stock, the Common Stock, if and when duly issued upon the conversion of such Preferred Stock, will be validly issued, fully paid and non-assessable;

February 11, 2010

(3)
when (i) the terms of the Warrants and the applicable warrant agreement are established or authorized and the Warrants are specifically authorized for issuance by the Company’s Board of Directors or a duly authorized committee thereof (the “Warrants Authorizing Resolution”), (ii) the Warrants are duly executed by the Company and all conditions for delivery of the Warrants established in the Warrants Authorizing Resolution have been met and (iii) the Warrants are delivered by the Company against receipt by the Company of the consideration therefor provided for in the Warrants Authorizing Resolution, then (A) the Warrants will be binding obligations of the Company and (B) the Common Stock or Preferred Stock issuable upon exercise of the Warrants, assuming receipt by the Company of the consideration payable by the holders of the Warrants upon exercise thereof as provided in the Warrants and the applicable warrant agreement, the Common Stock or Preferred Stock, as applicable, if and when duly issued upon such exercise, will be validly issued, fully paid and non-assessable.

The opinions expressed above, as they relate to the Warrants, are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Registration Statements.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/Goodwin Procter LLP GOODWIN PROCTER LLP